Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 30, 2012 with respect to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011 of Catalyst Pharmaceutical Partners, Inc., which are incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Miami, Florida

August 27, 2012